EXHIBIT 10.21
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                             PARK COMMUNICATIONS, INC.
                               HOME PURCHASE PROGRAM

          This program is designed to protect you from the possibility that you are unable to sell your home over a lengthy period of time. The program applies only if you must move away from Ithaca because you lose your job when the Company is sold.

          The Company will agree to purchase your home for an amount equal to the average of three appraisals by independent appraisers, which the Company has obtained. In your case, this amount is [$________]. This opportunity to "put your home to the Company" will be available to you if you are involuntarily terminated from employment (other than for cause) within two years after the sale of the Company, and you are offered a new job that requires you to move out of Ithaca. Involuntary termination of employment has the same meaning for this program that it has for the Retention Incentive Plan. You will have one year from your termination date to "put your home to the Company".

          The Company will not be obligated to purchase your home if your new employer has a home purchase program, regardless of the terms of your new employer's program.

          If the Company buys your home directly, and you are not obligated to a realtor for any broker's commission for that sale, you will not pay any broker's commission. That means you will receive the full purchase price for your home without reduction for a realtor's commission. If you sign a listing agreement with a broker, you will need to be sure that the agreement says you will not owe a commission if you sell directly to the Company. You will probably need to add this provision to the listing agreement, so you should keep it in mind if you talk to a realtor.

          Any closing costs payable on the sale of your house to the Company will be split between you and the Company in the usual and customary manner for this area. Therefore, to the extent it is usual and customary in Ithaca for the buyer to pay certain costs, the Company will pay the buyer's closing costs. To the extent it is usual and customary for the seller to pay other costs, you will pay the seller's costs. In Ithaca, it is my understanding that the following expenses usually are the responsibility of the seller:

          (1) Extension of abstract and the final update of abstract ($40 for the final update).

          (2)  Deed stamps ($4 per $1,000 of valuation)

          (3)  Tax gains affidavit ($6)